UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 4, 2015

GLOWPOINT, INC.
(Exact name of registrant as specified in its charter)

Delaware	25940	77-0312442
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1776 Lincoln Street, Suite 1300 Denver, Colorado		80203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 640-3838

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Effective February 4, 2015, Mr. Scott Zumbahlen’s employment with Glowpoint, Inc. (the “Company”) terminated. In connection with Mr. Zumbahlen’s departure, the Company anticipates that it will enter into a separation agreement with Mr. Zumbahlen. The terms of such separation agreement, once finalized, will be described in a subsequent Current Report on Form 8-K.

Item 8.01    Other Events

On February 5, 2015, the Company hired Gary Iles, as the Company’s Senior Vice President, Sales & Marketing. Mr. Iles has more than 20 years’ experience in the collaboration and telecommunications industry, serving in leadership roles within Product, Marketing, Sales, and IT.  Before joining Glowpoint, Mr. Iles was the Global Vice President of Video Strategy and Services of Premiere Global Services, Inc. (“PGi”) since January 2014. Prior to PGi, Mr. Iles was employed by ACT Conferencing (“ACT”) from October 2007 through September 2013, serving most recently as Global Vice President of Marketing, Sales and Products. ACT was acquired by PGi in September 2013. During his past 8 years in the collaboration industry, Mr. Iles has been instrumental in charting strategic direction, developing cloud services and platforms, forging technology alliances, managing sales, product and marketing functions, and building channel partnerships. Earlier in his career, Mr. Iles held positions with telecommunication firms or consulted for Fortune companies including AT&T, British Telecom, Qwest Communications, IBM, Level 3 Communications and Lucent Technologies. Mr. Iles has a Master’s in International Business Studies from the University of South Carolina’s Darla Moore School of Business.  He earned his bachelor’s degree from St. Edward’s University in Austin, Texas.

On February 10, 2015, the Company issued a press release announcing the appointment of Mr. Iles to Senior Vice President, Sales & Marketing. A copy of the press release is attached to this Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
99.1	Glowpoint, Inc. Press Release dated February 10, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2015

GLOWPOINT, INC.

	By:	/s/ David Clark
David Clark
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Glowpoint, Inc. Press Release dated February 10, 2015.